Exhibit 10.1
FORM OF EXTENSION OF TERM
OF EMPLOYMENT PERIOD
MEMORANDUM

To:	William J. Deutsch, Jr.

From:	Patricia Smith Lawler,
EVP/Human Resources Division

Re:	Extension of Employment Period

Date:	November __, 2015

The Board of Directors of BankFinancial, F.S.B. (the “Bank”) and its Human Resources Committee have completed their annual review of your Employment Agreement with the Bank dated____________, and have determined to offer to amend your Employment Agreement as follows:

•	to extend the term of the “Employment Period” as referenced in Section 2(a) of your Employment Agreement to___________;

•	the rationale for this action is that your performance is consistent with the Bank’s Business Plan for the National Commercial Leasing Division; and

•
to add the following language to the end of Section 8(f) of your Employment Agreement: “The Non-Solicitation Period shall be reduced from eighteen (18) months to six (6) months, but only with respect to the restrictions set forth in Subsection (b)(i) and Subsection (b)(iii) of Section 8 of this Agreement (and the prohibitions contained in Subsection (b)(viii) of Section 8 against aiding, abetting, inducing or conspiring with others to violate those restrictions), if Executive resigns his employment Without Cause more than six (6) months following the occurrence of a Change of Control. The term “Change of Control” shall have the meaning provided in BankFinancial Corporation’s 2006 Equity Incentive Plan, as amended from time to time.

If you are agreeable to amending your Employment Agreement as provided above, please sign and date this document in the space indicated below and return it to me by no later than__________________.
If you do not sign and return this document to me by such date, the term of your Employment Period and the Anniversary Date applicable to your Employment Agreement will remain unchanged.

Name:	___________________

Signature:	___________________

Date:	___________________